SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D
                                 (RULE 13d-101)
                    Under the Securities Exchange Act of 1934

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                                  RULE 13d-2(a)

                               (Amendment No. 3)*

                             AMC ENTERTAINMENT INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                   COMMON STOCK, PAR VALUE $0.66 2/3 PER SHARE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   001669 10 0
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                              DANIEL A. NEFF, ESQ.
                               DAVID C. KARP, ESQ.
                         WACHTELL, LIPTON, ROSEN & KATZ
                               51 WEST 52ND STREET
                               NEW YORK, NY 10019
                                 (212) 403-1000
--------------------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices of Communications)

                                  JULY 22, 2004
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

          If the filing  person has  previously  filed a statement  on
          Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of ss.ss.240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box [ ].

          Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. Seess.240.13d-7 for other parties to whom copies are to be sent.

          *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

          The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

                  Continued on the following page(s)
                         (Page 1 of 15 pages)

------------------------                                ------------------------
 CUSIP NO.  001669 10 0            SCHEDULE 13D              (Page 2 of 15)
------------------------                                ------------------------


------------------- ------------------------------------------------------------
        1           NAME OF REPORTING PERSONS
                    I.R.S. Identification Nos. of above persons (entities only).
------------------- ------------------------------------------------------------
                    Apollo Investment Fund IV, L.P.
------------------- ------------------------------------------------------------
        2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                    (a) [ ]
                    (b) [X]
------------------- ------------------------------------------------------------
        3           SEC USE ONLY
------------------- ------------------------------------------------------------
        4           SOURCE OF FUNDS

------------------- ------------------------------------------------------------
        5           CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                    PURSUANT TO ITEM 2(d) or 2(e) [ ]
------------------- ------------------------------------------------------------
        6           CITIZENSHIP OR PLACE OF ORGANIZATION              Delaware
------------------- ------------------------------------------------------------
    NUMBER OF          7    SOLE VOTING POWER               18,153,721
     SHARES         ------ -----------------------------------------------------
  BENEFICIALLY         8    SHARED VOTING POWER             0
    OWNED BY        ------ -----------------------------------------------------
      EACH             9    SOLE DISPOSITIVE POWER          18,153,721
    REPORTING       ------ -----------------------------------------------------
   PERSON WITH        10    SHARED DISPOSITIVE POWER        0
-------------- -----------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               18,153,721 shares of Common Stock
-------------- -----------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES [ ]
-------------- -----------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
               53.3%
-------------- -----------------------------------------------------------------
     14        TYPE OF REPORTING PERSON                     PN

-------------- -----------------------------------------------------------------
(*) Includes 128,673 shares of Series A Convertible Preferred Stock on an as converted basis

------------------------                                ------------------------
 CUSIP NO.  001669 10 0            SCHEDULE 13D              (Page 3 of 15)
------------------------                                ------------------------


------------------- ------------------------------------------------------------
        1           NAME OF REPORTING PERSONS
                    I.R.S. Identification Nos. of above persons (entities only).
------------------- ------------------------------------------------------------
                    Apollo Overseas Partners IV, L.P.
------------------- ------------------------------------------------------------
        2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                    (a) [ ]
                    (b) [X]
------------------- ------------------------------------------------------------
        3           SEC USE ONLY
------------------- ------------------------------------------------------------
        4           SOURCE OF FUNDS

------------------- ------------------------------------------------------------
        5           CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                    PURSUANT TO ITEM 2(d) or 2(e) [ ]
------------------- ------------------------------------------------------------
        6           CITIZENSHIP OR PLACE OF ORGANIZATION        Cayman Islands
------------------- ------------------------------------------------------------
    NUMBER OF          7    SOLE VOTING POWER               1,009,041
     SHARES         ------ -----------------------------------------------------
  BENEFICIALLY         8    SHARED VOTING POWER             0
    OWNED BY        ------ -----------------------------------------------------
      EACH             9    SOLE DISPOSITIVE POWER          1,009,041
    REPORTING       ------ -----------------------------------------------------
   PERSON WITH        10    SHARED DISPOSITIVE POWER        0
-------------- -----------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               1,009,041 shares of Common Stock
-------------- -----------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES [ ]
-------------- -----------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
               3.0%
-------------- -----------------------------------------------------------------
     14        TYPE OF REPORTING PERSON                     PN

-------------- -----------------------------------------------------------------
(*) Includes 7,152 shares of Series A Convertible Preferred Stock on an as converted basis

------------------------                                ------------------------
 CUSIP NO.  001669 10 0            SCHEDULE 13D              (Page 4 of 15)
------------------------                                ------------------------


------------------- ------------------------------------------------------------
        1           NAME OF REPORTING PERSONS
                    I.R.S. Identification Nos. of above persons (entities only).
------------------- ------------------------------------------------------------
                    Apollo Advisors IV, L.P.
------------------- ------------------------------------------------------------
        2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                    (a) [ ]
                    (b) [X]
------------------- ------------------------------------------------------------
        3           SEC USE ONLY
------------------- ------------------------------------------------------------
        4           SOURCE OF FUNDS

------------------- ------------------------------------------------------------
        5           CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                    PURSUANT TO ITEM 2(d) or 2(e) [ ]
------------------- ------------------------------------------------------------
        6           CITIZENSHIP OR PLACE OF ORGANIZATION              Delaware
------------------- ------------------------------------------------------------
    NUMBER OF          7    SOLE VOTING POWER               0
     SHARES         ------ -----------------------------------------------------
  BENEFICIALLY         8    SHARED VOTING POWER             19,162,762
    OWNED BY        ------ -----------------------------------------------------
      EACH             9    SOLE DISPOSITIVE POWER          0
    REPORTING       ------ -----------------------------------------------------
   PERSON WITH        10    SHARED DISPOSITIVE POWER        19,162,762
-------------- -----------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               19,162,762 shares of Common Stock
-------------- -----------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES [ ]
-------------- -----------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
               56.3%
-------------- -----------------------------------------------------------------
     14        TYPE OF REPORTING PERSON                     PN

-------------- -----------------------------------------------------------------
(*) Includes 135,825 shares of Series A Convertible Preferred Stock on an as converted basis

------------------------                                ------------------------
 CUSIP NO.  001669 10 0            SCHEDULE 13D              (Page 5 of 15)
------------------------                                ------------------------


------------------- ------------------------------------------------------------
        1           NAME OF REPORTING PERSONS
                    I.R.S. Identification Nos. of above persons (entities only).
------------------- ------------------------------------------------------------
                    Apollo Management IV, L.P.
------------------- ------------------------------------------------------------
        2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                    (a) [ ]
                    (b) [X]
------------------- ------------------------------------------------------------
        3           SEC USE ONLY
------------------- ------------------------------------------------------------
        4           SOURCE OF FUNDS

------------------- ------------------------------------------------------------
        5           CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                    PURSUANT TO ITEM 2(d) or 2(e) [ ]
------------------- ------------------------------------------------------------
        6           CITIZENSHIP OR PLACE OF ORGANIZATION              Delaware
------------------- ------------------------------------------------------------
    NUMBER OF          7    SOLE VOTING POWER               0
     SHARES         ------ -----------------------------------------------------
  BENEFICIALLY         8    SHARED VOTING POWER             19,162,762
    OWNED BY        ------ -----------------------------------------------------
      EACH             9    SOLE DISPOSITIVE POWER          0
    REPORTING       ------ -----------------------------------------------------
   PERSON WITH        10    SHARED DISPOSITIVE POWER        19,162,762
-------------- -----------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               19,162,762 shares of Common Stock
-------------- -----------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES [ ]
-------------- -----------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
               56.3%
-------------- -----------------------------------------------------------------
     14        TYPE OF REPORTING PERSON                     PN

-------------- -----------------------------------------------------------------
(*) Includes 135,825 shares of Series A Convertible Preferred Stock on an as converted basis

------------------------                                ------------------------
 CUSIP NO.  001669 10 0            SCHEDULE 13D              (Page 6 of 15)
------------------------                                ------------------------


------------------- ------------------------------------------------------------
        1           NAME OF REPORTING PERSONS
                    I.R.S. Identification Nos. of above persons (entities only).
------------------- ------------------------------------------------------------
                    Apollo Investment Fund V, L.P.
------------------- ------------------------------------------------------------
        2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                    (a) [ ]
                    (b) [X]
------------------- ------------------------------------------------------------
        3           SEC USE ONLY
------------------- ------------------------------------------------------------
        4           SOURCE OF FUNDS

------------------- ------------------------------------------------------------
        5           CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                    PURSUANT TO ITEM 2(d) or 2(e) [ ]
------------------- ------------------------------------------------------------
        6           CITIZENSHIP OR PLACE OF ORGANIZATION              Delaware
------------------- ------------------------------------------------------------
    NUMBER OF          7    SOLE VOTING POWER               16,301,678
     SHARES         ------ -----------------------------------------------------
  BENEFICIALLY         8    SHARED VOTING POWER             0
    OWNED BY        ------ -----------------------------------------------------
      EACH             9    SOLE DISPOSITIVE POWER          16,301,678
    REPORTING       ------ -----------------------------------------------------
   PERSON WITH        10    SHARED DISPOSITIVE POWER        0
-------------- -----------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               16,301,678 shares of Common Stock
-------------- -----------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES [ ]
-------------- -----------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
               47.9%
-------------- -----------------------------------------------------------------
     14        TYPE OF REPORTING PERSON                     PN

-------------- -----------------------------------------------------------------
(*) Includes 116,557 shares of Series A Convertible Preferred Stock on an as converted basis

------------------------                                ------------------------
 CUSIP NO.  001669 10 0            SCHEDULE 13D              (Page 7 of 15)
------------------------                                ------------------------


------------------- ------------------------------------------------------------
        1           NAME OF REPORTING PERSONS
                    I.R.S. Identification Nos. of above persons (entities only).
------------------- ------------------------------------------------------------
                    Apollo Overseas Partners V, L.P.
------------------- ------------------------------------------------------------
        2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                    (a) [ ]
                    (b) [X]
------------------- ------------------------------------------------------------
        3           SEC USE ONLY
------------------- ------------------------------------------------------------
        4           SOURCE OF FUNDS

------------------- ------------------------------------------------------------
        5           CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                    PURSUANT TO ITEM 2(d) or 2(e) [ ]
------------------- ------------------------------------------------------------
        6           CITIZENSHIP OR PLACE OF ORGANIZATION        Cayman Islands
------------------- ------------------------------------------------------------
    NUMBER OF          7    SOLE VOTING POWER               2,135,105
     SHARES         ------ -----------------------------------------------------
  BENEFICIALLY         8    SHARED VOTING POWER             0
    OWNED BY        ------ -----------------------------------------------------
      EACH             9    SOLE DISPOSITIVE POWER          2,135,105
    REPORTING       ------ -----------------------------------------------------
   PERSON WITH        10    SHARED DISPOSITIVE POWER        0
-------------- -----------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               2,135,105 shares of Common Stock
-------------- -----------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES [ ]
-------------- -----------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
               6.3%
-------------- -----------------------------------------------------------------
     14        TYPE OF REPORTING PERSON                     PN

-------------- -----------------------------------------------------------------
(*) Includes 15,266 shares of Series A Convertible Preferred Stock on an as converted basis

------------------------                                ------------------------
 CUSIP NO.  001669 10 0            SCHEDULE 13D              (Page 8 of 15)
------------------------                                ------------------------


------------------- ------------------------------------------------------------
        1           NAME OF REPORTING PERSONS
                    I.R.S. Identification Nos. of above persons (entities only).
------------------- ------------------------------------------------------------
                    Apollo Advisors V, L.P.
------------------- ------------------------------------------------------------
        2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                    (a) [ ]
                    (b) [X]
------------------- ------------------------------------------------------------
        3           SEC USE ONLY
------------------- ------------------------------------------------------------
        4           SOURCE OF FUNDS

------------------- ------------------------------------------------------------
        5           CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                    PURSUANT TO ITEM 2(d) or 2(e) [ ]
------------------- ------------------------------------------------------------
        6           CITIZENSHIP OR PLACE OF ORGANIZATION              Delaware
------------------- ------------------------------------------------------------
    NUMBER OF          7    SOLE VOTING POWER               0
     SHARES         ------ -----------------------------------------------------
  BENEFICIALLY         8    SHARED VOTING POWER             18,436,783
    OWNED BY        ------ -----------------------------------------------------
      EACH             9    SOLE DISPOSITIVE POWER          0
    REPORTING       ------ -----------------------------------------------------
   PERSON WITH        10    SHARED DISPOSITIVE POWER        18,436,783
-------------- -----------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               18,436,783 shares of Common Stock
-------------- -----------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES [ ]
-------------- -----------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
               54.2%
-------------- -----------------------------------------------------------------
     14        TYPE OF REPORTING PERSON                     PN

-------------- -----------------------------------------------------------------
(*) Includes 131,823 shares of Series A Convertible Preferred Stock on an as converted basis

------------------------                                ------------------------
 CUSIP NO.  001669 10 0            SCHEDULE 13D              (Page 9 of 15)
------------------------                                ------------------------


------------------- ------------------------------------------------------------
        1           NAME OF REPORTING PERSONS
                    I.R.S. Identification Nos. of above persons (entities only).
------------------- ------------------------------------------------------------
                    Apollo Management V, L.P.
------------------- ------------------------------------------------------------
        2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                    (a) [ ]
                    (b) [X]
------------------- ------------------------------------------------------------
        3           SEC USE ONLY
------------------- ------------------------------------------------------------
        4           SOURCE OF FUNDS

------------------- ------------------------------------------------------------
        5           CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                    PURSUANT TO ITEM 2(d) or 2(e) [ ]
------------------- ------------------------------------------------------------
        6           CITIZENSHIP OR PLACE OF ORGANIZATION              Delaware
------------------- ------------------------------------------------------------
    NUMBER OF          7    SOLE VOTING POWER               0
     SHARES         ------ -----------------------------------------------------
  BENEFICIALLY         8    SHARED VOTING POWER             18,436,783
    OWNED BY        ------ -----------------------------------------------------
      EACH             9    SOLE DISPOSITIVE POWER          0
    REPORTING       ------ -----------------------------------------------------
   PERSON WITH        10    SHARED DISPOSITIVE POWER        18,436,783
-------------- -----------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               18,436,783 shares of Common Stock
-------------- -----------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES [ ]
-------------- -----------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
               54.2%
-------------- -----------------------------------------------------------------
     14        TYPE OF REPORTING PERSON                     PN

-------------- -----------------------------------------------------------------
(*) Includes 131,823 shares of Series A Convertible Preferred Stock on an as converted basis

------------------------                                ------------------------
 CUSIP NO.  001669 10 0            SCHEDULE 13D              (Page 10 of 15)
------------------------                                ------------------------


------------------- ------------------------------------------------------------
        1           NAME OF REPORTING PERSONS
                    I.R.S. Identification Nos. of above persons (entities only).
------------------- ------------------------------------------------------------
                    AP Entertainment, LLC
------------------- ------------------------------------------------------------
        2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                    (a) [ ]
                    (b) [X]
------------------- ------------------------------------------------------------
        3           SEC USE ONLY
------------------- ------------------------------------------------------------
        4           SOURCE OF FUNDS

------------------- ------------------------------------------------------------
        5           CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                    PURSUANT TO ITEM 2(d) or 2(e) [ ]
------------------- ------------------------------------------------------------
        6           CITIZENSHIP OR PLACE OF ORGANIZATION              Delaware
------------------- ------------------------------------------------------------
    NUMBER OF          7    SOLE VOTING POWER               2,214,965
     SHARES         ------ -----------------------------------------------------
  BENEFICIALLY         8    SHARED VOTING POWER             0
    OWNED BY        ------ -----------------------------------------------------
      EACH             9    SOLE DISPOSITIVE POWER          2,214,965
    REPORTING       ------ -----------------------------------------------------
   PERSON WITH        10    SHARED DISPOSITIVE POWER        0
-------------- -----------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               2,214,965 shares of Common Stock
-------------- -----------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES [ ]
-------------- -----------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
               6.5%
-------------- -----------------------------------------------------------------
     14        TYPE OF REPORTING PERSON                     OO

-------------- -----------------------------------------------------------------
(*) Includes 15,837 shares of Series A Convertible Preferred Stock on an as converted basis

                                                            Page 11 of 15 Pages

        This Amendment No. 3 amends and supplements the following Items of the Statement on Schedule 13D of Apollo Investment Fund IV, L.P. ("AIF IV"); Apollo Overseas Partners IV, L.P. ("AOP IV"); Apollo Investment Fund V, L.P. ("AIFV"); Apollo Overseas Partners V, L.P. ("AOP V"); AP Entertainment LLC ("AP LLC"); Apollo Advisors IV, L.P.; Apollo Management IV, L.P.; Apollo Advisors V, L.P.; and Apollo Management V, L.P. (collectively, the "Reporting Persons"), originally filed on April 27, 2001 with the Securities and Exchange Commission, and as further amended on July 3, 2001 and September 28, 2001 (the "Schedule 13D"), with respect to the common stock, par value $0.66 2/3 per share (the "Common Stock"), of AMC Entertainment Inc., a Delaware corporation (the "Issuer"). Responses to each item below are incorporated by reference into each other item as applicable. Unless otherwise indicated, all capitalized terms used but not defined herein have the meanings set forth in the Schedule 13D.

Item 4.  Purpose of Transaction.

        Item 4 is hereby amended and supplemented by adding the following text to the end thereto as follows:

        On July 22, 2004, the Issuer entered into an agreement and plan of merger (the "Merger Agreement") with Marquee Holdings Inc. ("Holdings") and Marquee Inc., a direct wholly owned subsidiary of Holdings ("Marquee"). Holdings is owned by affiliates of J.P. Morgan Partners ("JPMP") and AIFV. A copy of the Merger Agreement is attached as Exhibit 99.1 hereto and is incorporated herein by reference.

        In connection with the execution of the Merger Agreement, the Issuer and the Reporting Persons have entered into a consent and voting agreement dated as of July 22, 2004 (the "Apollo Consent and Voting Agreement"), pursuant to which the Reporting Persons have agreed, subject to the terms and conditions contained therein, to consent to the transactions contemplated by the Merger Agreement and to vote all of their shares of Issuer common stock in favor of adoption of the Merger Agreement. The Issuer has granted the Reporting Persons who are party to the Investment Agreement with the Company dated April 19, 2001, a waiver of certain restrictions to permit those Reporting Persons to convert the Series A Convertible Preferred Stock of the Issuer held by them to Common Stock immediately prior to the merger contemplated by the Merger Agreement. The Apollo Consent and Voting Agreement is attached hereto as Exhibit 99.2 and is incorporated herein by reference.

        The equity financing necessary for the transactions contemplated by the Merger Agreement has been fully committed by JPMP, through J.P. Morgan Partners
(BHCA), L.P., and AIFV and certain of its affiliates, pursuant to the terms and subject to the conditions of a commitment letter, dated as of July 22, 2004, entered into by and among J.P. Morgan Partners (BHCA), L.P., AIFV and Holdings (the "Equity Commitment Letter"). The Equity Commitment Letter is attached hereto as Exhibit 99.3 and is incorporated herein by reference.

Item 7.  Material to be Filed as Exhibits.

        Item 7 is hereby amended and supplemented by adding thereto the following:

          99.1 Agreement and Plan of Merger, dated as of July 22, 2004, by and among Marquee Holdings Inc., Marquee Inc. and AMC Entertainment Inc.

                                                            Page 12 of 15 Pages

          99.2 Consent and Voting Agreement, dated as of July 22, 2004, by and among Apollo Management IV, L.P., Apollo Management V, L.P., the stockholders named therein and AMC Entertainment Inc.

          99.3 Commitment Letter and Summary of Terms and Conditions, dated as of July 22, 2004, J.P. Morgan Securities Inc., JPMorgan Chase Bank, Citigroup Global Markets Inc., Citigroup North America, Inc., Marquee Holdings Inc. and Marquee Inc.

                                                            Page 13 of 15 Pages


Signature

        After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

July 26, 2004                    APOLLO INVESTMENT FUND IV, L.P.

                                 By:    APOLLO ADVISORS IV, L.P.
                                        its general partner

                                 By:    Apollo Capital Management IV, Inc.
                                        its general partner

                                 By:     /s/ Marc J. Rowan
                                        ----------------------------------------
                                        Name:  Marc J. Rowan
                                        Title: Vice President

July 26, 2004                    APOLLO OVERSEAS PARTNERS IV, L.P.

                                 By:    APOLLO ADVISORS IV, L.P.
                                        its general partner

                                 By:    Apollo Capital Management IV, Inc.
                                        its general partner

                                 By:     /s/ Marc J. Rowan
                                        ----------------------------------------
                                        Name:  Marc J. Rowan
                                        Title: Vice President

July 26, 2004                    APOLLO ADVISORS IV, L.P.
                                   its capacity as managing general partner to Apollo Investment Fund IV, L.P. and Apollo Overseas Partners IV, L.P.

                                 By:    Apollo Capital Management IV, Inc.
                                        its general partner

                                 By:     /s/ Marc J. Rowan
                                        ----------------------------------------
                                        Name:  Marc J. Rowan
                                        Title: Vice President

                                                            Page 14 of 15 Pages

July 26, 2004                    APOLLO MANAGEMENT IV, L.P.
                                   in its capacity as investment manager to Apollo Investment Fund IV, L.P. and Apollo Overseas Partners IV, L.P.

                                 By:    AIF IV Management, Inc.
                                        its general partner

                                 By:     /s/ Marc J. Rowan
                                        ----------------------------------------
                                        Name:  Marc J. Rowan
                                        Title: Vice President

July 26, 2004                    APOLLO INVESTMENT FUND V, L.P.

                                 By:    APOLLO ADVISORS V, L.P.
                                        its general partner

                                 By:    Apollo Capital Management V, Inc.
                                        its general partner

                                 By:     /s/ Marc J. Rowan
                                        ----------------------------------------
                                        Name:  Marc J. Rowan
                                        Title: Vice President

July 26, 2004                    APOLLO OVERSEAS PARTNERS V, L.P.

                                 By:    APOLLO ADVISORS V, L.P.
                                        its general partner

                                 By:    Apollo Capital Management V, Inc.
                                        its general partner

                                 By:     /s/ Marc J. Rowan
                                        ----------------------------------------
                                        Name:  Marc J. Rowan
                                        Title: Vice President

                                                            Page 15 of 15 Pages

July 26, 2004                    AP ENTERTAINMENT, LLC

                                 By:    Apollo Management V, L.P.
                                        its manager

                                 By:    AIF V Management, Inc.
                                        its general partner

                                 By:     /s/ Marc J. Rowan
                                        ----------------------------------------
                                        Name:  Marc J. Rowan
                                        Title: Vice President

July 26, 2004                    APOLLO ADVISORS V, L.P.
                                   in its capacity as managing general partner of Apollo Investment Fund V, L.P. and Apollo Overseas Partners V, L.P.

                                 By:    Apollo Capital Management V, Inc.
                                        its general partner

                                 By:     /s/ Marc J. Rowan
                                        ----------------------------------------
                                        Name:  Marc J. Rowan
                                        Title: Vice President

July 26, 2004                    APOLLO MANAGEMENT V, L.P.
                                   in its capacity as investment manager to Apollo Investment Fund V, L.P. and Apollo Overseas Partners V, L.P.

                                 By:    AIF V Management, Inc.
                                        its general partner

                                 By:     /s/ Marc J. Rowan
                                        ----------------------------------------
                                        Name:  Marc J. Rowan
                                        Title: Vice President

                                  Exhibit Index

          99.1 Agreement and Plan of Merger, dated as of July 22, 2004, by and among Marquee Holdings Inc., Marquee Inc. and AMC Entertainment Inc. (incorporated by reference to Exhibit 2.1 to the Form 8-K filed by AMC Entertainment Inc. on July 23, 2004).

          99.2 Consent and Voting Agreement, dated as of July 22, 2004, by and among Apollo Management IV, L.P., Apollo Management V, L.P., the stockholders named therein and AMC Entertainment Inc. (incorporated by reference to Exhibit 99.1 to the Form 8-K filed by AMC Entertainment Inc. on July 23, 2004).

          99.3 Commitment Letter and Summary of Terms and Conditions, dated as of July 22, 2004, J.P. Morgan Securities Inc., JPMorgan Chase Bank, Citigroup Global Markets Inc., Citigroup North America, Inc., Marquee Holdings Inc. and Marquee Inc. (incorporated by reference to Exhibit 99.4 to the Form 8-K filed by AMC Entertainment Inc. on July 23, 2004).